Exhibit 10.46B

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement is made and entered into on the 8th day of March, 2005, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and EDWARD NAFUS (the “Executive”). CSGS and Systems collectively are referred to in this Second Amendment and the Employment Agreement referred to below as the “Companies”.

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WHEREAS, the Companies and the Executive entered into an Employment Agreement dated November 17, 1998 (the “Employment Agreement”); and

WHEREAS, the Companies and the Executive entered into a First Amendment to the Employment Agreement dated January 11, 2005 (the “First Amendment”); and

WHEREAS, the Companies desire to further amend the Employment Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Effective as of the commencement of business on April 1, 2005, Paragraph 1 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“1. Employment and Duties. Each of the Companies hereby employs the Executive as its Chief Executive Officer and President throughout the term of this agreement and agrees to cause the Executive from time to time to be elected or appointed to such corporate offices or positions. The duties and responsibilities of the Executive shall include the duties and responsibilities of the Executive’s corporate offices and positions referred to in the preceding sentence which are set forth in the respective bylaws of the Companies from time to time, overall responsibility for the development and implementation of the business plans and strategies of the Companies, and such other duties and authorities consistent with the Executive’s corporate offices and positions referred to in the preceding sentence and this agreement which the Board of Directors of CSGS (the “Board”) from time to time may assign to the Executive. If the Executive is elected or appointed as a director of CSGS or Systems or as an officer or director of any of the respective subsidiaries of the Companies during the term of this agreement, then he also shall serve in such capacity or capacities but without additional compensation.”

2. Effective as of the commencement of business on April 1, 2005, Paragraph 4 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“4. Base Salary. For all services to be rendered by the Executive pursuant to this agreement, the Companies agree to pay the Executive during the term of this agreement a base salary (the “Base Salary”) at an annual rate of not less than Five Hundred Fifty Thousand Dollars ($550,000.00). The Executive’s annual incentive bonus provided for in Paragraph 5 and all other compensation and benefits to which the Executive is or may become entitled pursuant to this agreement or under any plans or programs of the Companies shall be in addition to the Base Salary.”

3. Effective as of the commencement of business on April 1, 2005, the fifth sentence of Paragraph 5 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“Such incentive bonus program for each calendar year shall provide the opportunity for the Executive to earn an incentive bonus of not less than one hundred percent (100%) of his Base Salary for such calendar year if the agreed upon objectives for the particular calendar year are fully achieved.”

4. Effective as of the commencement of business on April 1, 2005, Paragraph 7 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“7. Other Benefits. During the term of this agreement, the Companies shall provide to the Executive and his eligible dependents at the expense of the Companies individual or group medical, hospital, dental, and long-term disability insurance coverages and group life insurance coverage, in each case at least as favorable as those coverages which are provided to the other senior executives of the Companies. During the term of this agreement, the Executive shall be entitled to receive a monthly automobile allowance from the Companies in the amount of Eight Hundred Dollars ($800.00) and to financial and tax planning services in accordance with the current policies and practices of the Companies for its senior executives. During the term of this agreement, the Executive also shall be entitled to participate in such other benefit plans or programs which the Companies from time to time may make available to their employees generally (except such programs, such as the 1996 Employee Stock Purchase Plan of CSGS, in which executive officers of CSGS are not eligible to participate because of securities law restrictions). The Stock Incentive Plans of CSGS are administered by the Compensation Committee of the Board, and such Committee has sole authority to make grants to the Executive under such Plans. The Companies agree that (i) if the Executive is employed by the Companies on July 1, 2005, the Compensation Committee of the Board shall grant to the Executive a restricted stock award under a Stock Incentive Plan of CSGS covering 50,000 shares of the Common Stock of CSGS and (ii) if the Executive is employed by the Companies on January 1, 2006, the Compensation Committee of the Board shall grant to the

Executive an additional restricted stock award under a Stock Incentive Plan of CSGS covering 50,000 shares of the Common Stock of CSGS. The vesting of the shares covered by such restricted stock awards will be at the rate of 25% of the shares covered by an award on each of the first four anniversaries of the award date if the Executive is then employed by the Companies but with the immediate vesting of any unvested shares covered by such restricted stock awards (i) upon a Change of Control or (ii) upon the termination of the Executive’s employment with the Companies after March 31, 2008, solely as a result of the Executive’s voluntary retirement from the employ of the Companies; however, such grants and their respective vesting schedules will not in any way obligate the Companies to continue the employment of the Executive in any capacity or for any particular period of time or be deemed to extend the term of this agreement.”

5. Effective as of the commencement of business on April 1, 2005, Paragraph 15 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“15. Change of Control. For purposes of this agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(a)	CSGS is merged or consolidated into another corporation, and immediately after such merger or consolidation becomes effective the holders of a majority of the outstanding shares of voting capital stock of CSGS immediately prior to the effectiveness of such merger or consolidation do not own (directly or indirectly) a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation in such merger or consolidation;

(b)	any person, entity, or group of persons within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the outstanding voting capital stock of CSGS;

(c)	the Common Stock of CSGS ceases to be publicly traded because of an issuer tender offer or other “going private” transaction (other than a transaction sponsored by the then current management of CSGS);

(d)	CSGS dissolves or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common majority ownership (directly or indirectly) with CSGS);

(e)	in one or more substantially concurrent transactions or in a series of related transactions, CSGS directly or indirectly disposes of a portion or portions of its business operations (collectively, the “Sold Business”) other than by ceasing to conduct the Sold Business without its being acquired by a third party (regardless of the entity or entities through which CSGS conducted the Sold Business and regardless of whether such disposition is accomplished through a sale of assets, the transfer of ownership of an entity or entities, a merger, or in some other manner) and either (i) the fair market value of the consideration received or to be received by CSGS for the Sold Business is equal to at least fifty percent (50%) of the market value of the outstanding Common Stock of CSGS determined by multiplying the average of the closing prices for the Common Stock of CSGS on the thirty (30) trading days immediately preceding the date of the first public announcement of the proposed disposition of the Sold Business by the average of the numbers of outstanding shares of Common Stock on such thirty (30) trading days or (ii) the revenues of the Sold Business during the most recent four (4) calendar quarters ended prior to the first public announcement of the proposed disposition of the Sold Business represented fifty percent (50%) or more of the total consolidated revenues of CSGS during such four (4) calendar quarters; or

(f)	during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of CSGS cease, for any reason, to constitute at least a majority of the Board of Directors of CSGS, unless the election or nomination for election of each new director of CSGS who took office during such period was approved by a vote of at least seventy-five percent (75%) of the directors of CSGS still in office at the time of such election or nomination for election who were directors of CSGS at the beginning of such period.”

6. Upon the execution of this Second Amendment to Employment Agreement by the parties, any subsequent reference to the Employment Agreement shall mean the Employment Agreement as amended by the First Amendment and by this Second Amendment. As amended by this Second Amendment to Employment Agreement, the Employment Agreement, as amended by the First Amendment, shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC.,
a Delaware corporation

By:	/S/ NEAL C. HANSEN
Neal C. Hansen, Chairman of the
Board and Chief Executive Officer

CSG SYSTEMS, INC., a Delaware
corporation

By:	/S/ NEAL C. HANSEN
Neal C. Hansen, Chairman of the
Board and Chief Executive Officer

/S/ EDWARD C. NAFUS
Edward Nafus

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